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                                                                    EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We have issued our report dated May 8, 2000, accompanying the consolidated financial statements of Kent Electronics Corporation and Subsidiaries as of April 1, 2000 and April 3, 1999 and for the three years in the period ended April 1, 2000 appearing in Kent Electronic Corporation's Current Report on Form 8-K dated April 12, 2001, which is incorporated by reference in this Registration Statement on Form S-4. We consent to the incorporation by reference in this Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption "Experts".




/s/ Grant Thornton LLP



Houston, Texas
April 12, 2001